UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2005

WESTERN EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

8400 East Crescent Pkwy #600,

Greenwood Village, Colorado

90111

(Address of Principal Executive Offices)

(720) 528-4326

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

? Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

? Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

? Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

? Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 12, 2005, Western Exploration, Inc., a Delaware corporation (the “Company”), MDwerks Global Holdings, Inc, a Florida corporation (“MDwerks”), and MDwerks Acquisition Corp., a Florida corporation (“Acquisition Corp.”), a wholly-owned subsidiary of the Company, entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. will be merged with and into MDwerks, with MDwerks surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Company will acquire all of the outstanding capital stock of MDwerks in exchange for issuing shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to MDwerks’ stockholders at a ratio of 0.158074 shares of Common Stock for each share of MDwerks common stock outstanding at the effective time of the Merger. As a result, MDwerks’ former stockholders will become the majority stockholders of the Company. The Company intends to change its corporate name to MDwerks, Inc. upon effectiveness of the Merger.

As a condition to the closing of the Merger, the Merger Agreement requires that concurrently with the closing of the Merger (the “Closing Date”), the Company sell to subscribers a minimum of $2.5 million and maximum of $5.0 million of units (the “Units”) pursuant to a Confidential Private Placement Memorandum dated June 13, 2005, as amended or supplemented from time to time, each Unit consisting of 10,000 shares of Common Stock and a warrant to purchase Common Stock (the “Offering”). Each Warrant will entitle the holder to purchase 10,000 shares of Common Stock for $2.50 per share.

Upon closing of the Offering and the Merger, MDwerks will become a wholly-owned subsidiary of the Company. The former stockholders of MDwerks will own approximately 72% to 79% of the issued and outstanding Common Stock of the Company depending upon the number of Units purchased in the Offering.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired

None.

(b)	Exhibits
Exhibit No.		Exhibits

10.1	Agreement of Merger and Plan of Reorganization among Western Exploration, Inc., MDwerks Acquisition Corp. and MDwerks Global Holdings, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN EXPLORATION, INC.
Dated: October 12, 2005	By:/s/ Peter Banysch

Name: Peter Banysch

Title:	Chief Executive Officer

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